                                                                   EXHIBIT 99.10

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
     FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF DOBSON COMMUNICATIONS

     The following discussion and analysis presents factors which Dobson Communications believes are relevant to an assessment and understanding of Dobson Communications' consolidated financial position and results of operations. This financial and business analysis should be read in conjunction with "Selected Consolidated Financial and Other Data of Dobson Communications" and Dobson Communications' consolidated financial statements and the notes thereto included in this Offering Memorandum and Disclosure Statement and in Annex B to this Offering Memorandum and Disclosure Statement.

OVERVIEW

     Dobson Communications is one of the largest providers of rural and suburban wireless communications systems in the United States. Dobson Communications began providing wireless telephone services in 1990 in Oklahoma and the Texas Panhandle. Dobson Communications has rapidly expanded its wireless operations with an acquisition strategy targeting underdeveloped rural and suburban areas, which Dobson Communications believes has a significant number of potential customers with substantial needs for wireless communications. At March 31, 2003, Dobson Communications' wireless systems covered a population of approximately
5.7 million and Dobson Communications had approximately 718,900 subscribers, with an aggregate market penetration of approximately 12.6%. Dobson Communications serves markets in portions of Alaska, Arizona, California, Kansas, Maryland, Michigan, Missouri, New York, Ohio, Oklahoma, Pennsylvania, Texas and West Virginia.

     Dobson Communications accounts for its interest in American Cellular using the equity method of accounting. As a result, Dobson Communications has reflected its 50% share of American Cellular's equity in a single line item entitled "Investment in joint venture" in its balance sheet and Dobson Communications has reflected its 50% share of American Cellular's net income or losses in a single line item entitled "Loss from investment in joint venture" in Dobson Communications' statement of operations. Dobson Communications does not guarantee any of American Cellular's obligations.

DISCONTINUED OPERATIONS

     On June 17, 2003, Dobson Communications completed the exchange of its two remaining wireless properties in California for two AT&T Wireless properties in Alaska. In addition, AT&T Wireless transferred to Dobson Communications all of Dobson Communications' Series AA preferred stock that it formerly held, and such shares, including the related accrued dividends, were cancelled. As a result of this exchange, the results of operations, assets and liabilities of the California properties are included as discontinued operations in Dobson Corporation's financial statements.

     On February 8, 2002, Dobson Communications sold three of its wireless properties to Verizon Wireless for a total purchase price of $263.0 million. These properties included California 7 RSA, Ohio 2 RSA and Georgia 1 RSA, which covered a total population of approximately 659,000. On February 28, 2002, Dobson Communications also sold its 75% ownership interest in Arizona 5 RSA to Verizon Wireless for a total purchase price of $85.0 million. Arizona 5 RSA covered a total population of approximately 199,200. In addition, on February 8, 2002, American Cellular sold Tennessee 4 RSA to Verizon Wireless for a total purchase price of $202.0 million, which covered a total population of approximately 290,800. As a result of these sales, the results of operations, assets and liabilities of these markets during the periods presented are included as discontinued operations in Dobson Communications' consolidated financial statements. Dobson Communications used the proceeds from the sale of these properties primarily to pay down bank debt under the respective credit facilities.

SUBSCRIBERS

     Dobson Communications' subscriber base contains three types of subscribers; post-paid, reseller and pre-paid. At March 31, 2003 post-paid subscribers accounted for the largest portion of Dobson Communications' subscriber base, at 95.4%. These subscribers pay a monthly access fee for a wireless service plan that generally includes a fixed amount of minutes and certain service features. In addition to the monthly access fee, these subscribers are typically billed in arrears for long-distance charges, roaming charges and rate plan overages. Dobson Communications' reseller subscribers are similar to its post-paid subscribers in that they pay monthly fees to utilize its network and services, however, these subscribers are billed by a third party (reseller), who has effectively resold Dobson Communications' service to the end user (subscriber). Dobson Communications in turn bills the third party for the monthly usage of the end user. At March 31, 2003 the reseller base accounted for 3.4% of Dobson Communications' total subscriber base. Dobson Communications' pre-paid subscribers, which at March 31, 2003 accounted for 1.2% of its subscriber base, are subscribers that pay in advance for an agreed upon amount of usage.

     Dobson Communications' average monthly revenue per subscriber and total gross additions are calculated and reported based only on post-paid subscriber information.

REVENUE

     Dobson Communications' operating revenue consists of service revenue, roaming revenue and equipment and other revenue.

     Dobson Communications derives service revenue by providing wireless services to its subscribers. The wireless industry has experienced declining average revenue per minute as competition among wireless service providers has led to reductions in rates for airtime. The yield on Dobson Communications' service revenue (service revenue divided by subscriber minutes of use) was $0.20 per minute for the three months ended March 31, 2003, and $0.24 per minute for the three months ended March 31, 2002. The yield on Dobson Communications' service revenue was $0.22 per minute for the year ended December 31, 2002, $0.27 per minute for the year ended December 31, 2001 and $0.30 per minute for the year ended December 31, 2000. These declines have been generally offset by significant increases in average minutes of use per subscriber. The average minutes-of-use per subscriber increased 26.7% for the three months ended March 31, 2003 compared to 2002. The average minutes-of-use per subscriber increased 23.7% for the year ended December 31, 2002 compared to 2001, and 13.9% for the year ended December 31, 2001 compared to 2000. Dobson Communications believes that the industry trend toward increasing minutes of use per subscriber will continue to offset declining revenue per minute-of-use due to the continued popularity of single rate calling plans and the enhanced service capacity of recently developed digital networks.

     Dobson Communications derives roaming revenue by providing service to subscribers of other wireless providers when those subscribers "roam" into its markets and use its systems to carry their calls. Roaming revenue accounted for 32.9% of Dobson Communications' operating revenue for the three months ended March 31, 2003, and 34.6% of its operating revenue for the three months ended March 31, 2002. Roaming revenue accounted for 35.8% of its operating revenue for the year ended December 31, 2002, 40.3% of its operating revenue for the year ended December 31, 2001 and 41.0% of its operating revenue for the year ended December 31, 2000. Roaming revenue typically yields slightly higher average per minute rates and higher margins than revenue from Dobson Communications' subscribers. Dobson Communications achieves these higher margins because it incurs relatively lower incremental costs related to network operations, billing, customer service and collections in servicing roaming customers as compared to Dobson Communications' home subscribers. However, even though roaming revenue has offered higher margins than revenue from Dobson Communications' subscribers, the yields are declining and are becoming more comparable to yields from Dobson Communications' subscribers due to increased market pressures and competition among wireless providers. Dobson Communications' roaming yield (roaming service revenue, which includes airtime, toll charges and surcharges, divided by roaming minutes-of-use) was $0.22 per minute for the three months ended March 31, 2003, and $0.28 per minute for the three months ended March 31, 2002. Roaming yield was $0.25 per minute for the year ended December 31, 2002, $0.35 per minute for the year ended December 31, 2001 and $0.40 per minute for the year ended December 31, 2000. Dobson Communications believes that the trend of increasing roaming minutes will continue to offset declining roaming yields. Roaming minutes increased 28.3% for the three months ended March 31, 2003 compared to 2002. Roaming minutes also increased 31.7% for the year ended December 31, 2002 compared to 2001, and 51.8% for the year ended December 31, 2001 compared to 2000. Roaming yields are decreasing as a result of new contracts and scheduled rate reductions in existing contracts. Dobson Communications believes these roaming contracts are beneficial because they secure existing traffic and provide opportunity for a continuing increase in the volume of traffic. Roaming revenue tends to be impacted by seasonality. Dobson Communications typically has higher roaming revenue during the second and third quarters of each year, as users tend to travel more and, therefore, use their wireless phones more during the spring and summer months.

     Dobson Communications includes long-distance revenue in service revenue and roaming revenue. Equipment revenue is revenue from selling wireless equipment to Dobson Communications' subscribers. Equipment revenue is recognized when the equipment is delivered to the customer. Dobson Communications' ability to sell wireless equipment is independent of Dobson Communications' ability to offer wireless services to Dobson Communications' customers; therefore, Dobson Communications considers equipment sales a separate earnings process and accounts for it accordingly.

COSTS AND EXPENSES

     Dobson Communications' primary operating expense categories include cost of service, cost of equipment, marketing and selling costs, general and administrative costs and depreciation and amortization.

     Dobson Communications' cost of service consists primarily of costs to operate and maintain Dobson Communications' facilities utilized in providing service to customers and amounts paid to third-party wireless providers for providing service to Dobson Communications' subscribers when Dobson Communications' subscribers roam into their markets, referred to as "roaming" costs. As discussed above with regard to service revenue, there is a continuing trend toward increasing minutes-of-use per subscriber. This includes minutes used by Dobson Communications' subscribers when they roam into other providers' markets. Consistent with this trend, Dobson Communications' roaming expense per minute has declined. This decline in expense per minute has helped offset the increased costs from growth in minutes-of-use per subscriber.

     Dobson Communications' cost of equipment represents the costs associated with telephone equipment and accessories sold. Dobson Communications, like other wireless providers, has continued the use of discounts on phone equipment and free phone promotions for phones sold to Dobson Communications' customers, as competition between service providers continues to intensify. As a result, Dobson Communications has incurred, and expects to continue to incur, losses on equipment sales. While Dobson Communications expects to continue these discounts and promotions, Dobson Communications believes that these promotions will result in increased revenue from increases in the number of wireless subscribers.

     Dobson Communications' marketing and selling costs include advertising, compensation paid to sales personnel and independent dealers and all other costs to market and sell wireless products and services, and certain costs related to customer retention. Dobson Communications pays commissions to sales personnel and independent dealers for new business generated.

     Dobson Communications' general and administrative costs include all infrastructure costs, including costs for customer support, billing, collections, and corporate administration. Dobson Communications provides management and certain other services to American Cellular in accordance with a management agreement. Therefore, Dobson Communications' corporate and shared call center costs incurred by American Cellular and Dobson Communications are shared and allocated primarily based on Dobson Communications' and American Cellular's estimated subscribers and the populations in Dobson Communications' and American Cellular's respective licensed areas.

     Dobson Communications' depreciation and amortization expense represents the costs associated with the depreciation of Dobson Communications' fixed assets and the amortization of definite life intangible assets. Through December 31, 2001, these intangible assets primarily consisted of wireless license acquisition costs and customer lists. However, with the implementation of SFAS, No. 142, "Goodwill and Other Intangible Assets," Dobson Communications ceased the amortization of wireless license acquisition costs effective January 1, 2002. See "-- Critical Accounting Policies and Practices" below for further details.

CRITICAL ACCOUNTING POLICIES AND PRACTICES

     It is necessary that Dobson Communications use estimates in the presentation of its financial statements with respect to the effect of matters that are inherently uncertain. Dobson Communications' use of estimates and assumptions affects the reported amounts of assets, liabilities, and the amount of revenue and expenses Dobson Communications recognizes for and during the reporting period.

     Dobson Communications' general and administrative expenses and certain other operating expenses include all infrastructure costs, including costs for customer support, billing, collections and corporate administration. Dobson Communications provides management and certain other services to all of Dobson Communications' subsidiaries, and to American Cellular, under the terms of a management agreement. As a result, Dobson Communications shares its corporate and call center costs with its subsidiaries. Such costs are allocated among Dobson Communications' subsidiaries and American Cellular based on the proportionate number of subscribers and estimated populations in Dobson Communications' respective licensed areas. If there were a change in the method used to allocate shared costs among Dobson Communications' subsidiaries and American Cellular, the change could have a significant impact on Dobson Communications' results of operations.

     Dobson Communications depreciates its property, plant and equipment and amortizes its customer lists and certain other definite life intangible assets over their useful lives. These useful lives are based on Dobson Communications' estimates of the period that the assets will generate revenue. Dobson Communications' policy was to review the carrying value of its long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying value may not be recoverable. With the implementation of SFAS No. 142, "Goodwill and Other Intangible Assets," which requires companies to cease the amortization of existing goodwill and intangible assets with indefinite lives, Dobson Communications reassessed the useful lives of its intangible assets. A significant portion of Dobson Communications' intangible assets is classified as "Wireless license acquisition costs," which represents Dobson Communications' costs associated with acquiring its FCC licenses. These licenses allow Dobson Communications to provide wireless services by giving it the exclusive right to utilize certain radio frequency spectrum. Although the FCC licenses are issued for only a fixed time, generally ten years, these licenses are renewed by the FCC on a routine basis and for a nominal fee. In addition, Dobson Communications has determined that there are no legal, regulatory, contractual, competitive, economic or other factors that limit the useful life of these FCC licenses. As a result, Dobson Communications' wireless license acquisition costs are treated as indefinite life intangible assets. Therefore, upon implementing SFAS No. 142 in its entirety on January 1, 2002, Dobson Communications ceased the amortization of wireless license acquisition costs and now tests for impairment of wireless license acquisition costs at least annually and only adjusts the carrying amount of these intangible assets upon an impairment of wireless license acquisition costs. Dobson Communications also determines on an annual basis whether facts and circumstances continue to support an indefinite useful life.

     This change in policy has and may continue to have a significant impact to Dobson Communications' results of operations and financial position. For the years ended December 31, 2001 and 2000 the aggregate amount of amortization expense, net of income tax benefit, attributable to Dobson Communications' wireless license acquisition costs was $57.1 million and $50.9 million. Without this amortization and before considering American Cellular's impact of this change, Dobson Communications' 2001 and 2000 operating results would have been:

                                                                 2001         2000
                                                              ----------   ----------
                                                              ($ IN THOUSANDS EXCEPT
                                                                  PER SHARE DATA)
Net loss....................................................  $ (71,185)   $ (93,931)
Net loss applicable to common stockholders..................   (157,510)    (220,617)
Net loss applicable to common stockholders per common
  share.....................................................  $   (1.68)   $   (2.47)

     In addition, for the years ended December 31, 2001 and 2000 American Cellular recorded $58.3 million and $50.3 million of amortization expense related to its goodwill and $34.5 million and $28.7 million of amortization expense, net of income tax benefit, related to its wireless license acquisition costs. Without this amortization, American Cellular's 2001 and 2000 operating results would have been:

                                                                 2001         2000
                                                              ----------   ----------
                                                              ($ IN THOUSANDS EXCEPT
                                                                  PER SHARE DATA)
Net loss....................................................  $ (44,858)   $ (20,236)
Net loss applicable to common stockholder...................    (46,997)     (20,236)
Net loss applicable to common stockholder per common
  share.....................................................  $(469,966)   $(202,361)

     Through December 31, 2001, as stated above, Dobson Communications' accounting policy for impairment of long-lived assets was to review the carrying value of Dobson Communications' long-lived assets and certain identifiable intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If such circumstances were deemed to exist, the carrying value of the asset would be compared to the estimated undiscounted future cash flows generated by the asset. Dobson Communications' definite life assets will continue to be amortized over their estimated useful lives and are subject to the same impairment criteria. As a result of fully implementing SFAS No. 142 on January 1, 2002, Dobson Communications is now required to evaluate the carrying value of its indefinite life intangible assets using their fair values, at least annually. To complete this evaluation, Dobson Communications first performed a comparison of the carrying amount of Dobson Communications' wireless license acquisition costs to the fair value of those assets. For purposes of this comparison, it is Dobson Communications' policy to aggregate its wireless license acquisition costs. Dobson Communications determined the fair value of its wireless license acquisition costs based on their estimated future discounted cash flows. Based on the comparison Dobson Communications performed upon implementation, it determined that the carrying amount of its wireless license acquisition costs exceeded their estimated fair value. Therefore, upon implementation of this new pronouncement in its entirety, Dobson Communications recorded a charge, net of income tax benefit, of $33.3 million to reflect the write-down of its wireless license acquisition costs to their fair value and a charge of $140.8 million to reflect Dobson Communications' 50% share in the write down to their fair value of the wireless license acquisition costs of American Cellular.

     At June 30, 2002, American Cellular was not in compliance with its total debt leverage ratio. Due to factors and circumstances impacting American Cellular, American Cellular concluded that it was necessary to re-evaluate the carrying value of its goodwill and its indefinite life intangible assets in accordance with SFAS No. 142. Based on this evaluation, American Cellular concluded that there was an impairment of its goodwill. Therefore, American Cellular recorded an impairment loss totaling $377.0 million, at June 30, 2002. In addition, during fourth quarter 2002, American Cellular continued to have factors impacting its business for which a re-evaluation was necessary. At December 31, 2002, American Cellular continued to be out of compliance with its total leverage ratio covenant in its senior credit facility giving its lenders the right to accelerate the repayment of the entire amount outstanding under the senior credit facilities. Based on those and other factors, including an increase in a risk-based discount factor, American Cellular determined that its goodwill continued to be impaired based on current enterprise valuations. Therefore, American Cellular recorded an additional impairment loss of $423.9 million, bringing its total impairment loss on goodwill to $800.9 million for the year ended December 31, 2002.

     Dobson Communications believes it is necessary for an understanding of its significant accounting policies to read the above in conjunction with the notes to the consolidated financial statements included elsewhere in this Offering Memorandum and Disclosure Statement and in Annex B to this Offering Memorandum and Disclosure Statement.

RESULTS OF OPERATIONS

     The financial statement numbers have been rounded; however, the percentage changes are based on the actual financial statement numbers.

  THREE MONTHS ENDED MARCH 31, 2003 COMPARED TO THREE MONTHS ENDED MARCH 31,
  2002

     Operating revenue. For the three months ended March 31, 2003, Dobson Communications' total operating revenue increased $10.8 million, or 8.5%, to $138.1 million from $127.3 million for the comparable period in 2002. The following table sets forth the components of Dobson Communications' operating revenue for the periods indicated:

                                                     THREE MONTHS ENDED MARCH 31,
                                             ---------------------------------------------
                                                     2003                    2002
                                             ---------------------   ---------------------
                                              AMOUNT    PERCENTAGE    AMOUNT    PERCENTAGE
                                             --------   ----------   --------   ----------
                                                           ($ IN THOUSANDS)
Service revenue............................  $ 87,305      63.2%     $ 79,216      62.2%
Roaming revenue............................    45,400      32.9%       43,969      34.6%
Equipment and other revenue................     5,388       3.9%        4,076       3.2%
                                             --------     ------     --------     ------
Total......................................  $138,093     100.0%     $127,261     100.0%
                                             ========     ======     ========     ======

     For the three months ended March 31, 2003, Dobson Communications' service revenue increased $8.1 million, or 10.2%, to $87.3 million from $79.2 million for the three months ended March 31, 2002. This increase was primarily attributable to Dobson Communications' increased subscriber base. Dobson Communications' subscriber base increased 9.7% to 718,900 at March 31, 2003 from 655,100 at March 31, 2002. Dobson Communications' average monthly service revenue per subscriber remained constant at $42 for the three months ended March 31, 2003 and 2002.

     For the three months ended March 31, 2003, Dobson Communications' roaming revenue increased $1.4 million, or 3.3%, to $45.4 million from $44.0 million for the three months ended March 31, 2002. This increase was attributable to a 28.3% increase in roaming minutes in Dobson Communications' existing markets due to expanded coverage areas and increased usage, offset by a 19.5% decline in Dobson Communications' roaming revenue per minute-of-use.

     For the three months ended March 31, 2003, Dobson Communications' equipment and other revenue increased $1.3 million, or 32.2%, to $5.4 million from $4.1 million for the three months ended March 31, 2002 primarily due to increases in amounts charged to Dobson Communications' affiliates for the increased use of shared assets.

     Cost of service. For the three months ended March 31, 2003, Dobson Communications' total cost of service decreased $4.0 million, or 11.0%, to $32.8 million from $36.8 million for the comparable period in 2002. The following table sets forth the components of Dobson Communications' cost of service for the periods indicated:

                                                      THREE MONTHS ENDED MARCH 31,
                                               -------------------------------------------
                                                       2003                   2002
                                               --------------------   --------------------
                                               AMOUNT    PERCENTAGE   AMOUNT    PERCENTAGE
                                               -------   ----------   -------   ----------
                                                            ($ IN THOUSANDS)
Network costs................................  $20,367      62.1%     $19,764      53.6%
Roaming costs................................   12,408      37.9%      17,076      46.4%
                                               -------     ------     -------     ------
Total cost of service........................  $32,775     100.0%     $36,840     100.0%
                                               =======     ======     =======     ======

     For the three months ended March 31, 2003, Dobson Communications' network costs, which are the costs incurred from operating Dobson Communications' wireless network and providing service to Dobson Communications' customers, increased $0.6 million, or 3.1%, to $20.4 million from $19.8 million for the comparable period in 2002. This increase was primarily the result of an increase in wholesale toll charges, due to increases in customer usage, and an increase in rent incurred from Dobson Communications' cell site leases as a result of the continued build-out of Dobson Communications' network.

     For the three months ended March 31, 2003, roaming costs decreased by $4.7 million, or 27.3%, to $12.4 million from $17.1 million compared to the same period in 2002. This decrease was the result of a 34.3% decline in rates charged by those providers resulting from new lower rate agreements, offset by a 10.7% increase in the minutes used by Dobson Communications' customers on third-party wireless providers networks.

     Cost of equipment. For the three months ended March 31, 2003, Dobson Communications' cost of equipment decreased $1.1 million, or 10.6%, to $9.0 million during 2003 from $10.1 million in 2002 as a result of a decrease in gross subscriber additions. Gross subscriber additions were 38,700 during the three months ended March 31, 2003 compared to 53,400 gross subscriber additions during the three months ended March 31, 2002.

     Marketing and selling costs. For the three months ended March 31, 2003, Dobson Communications' marketing and selling costs decreased $1.9 million, or 11.8%, to $14.5 million from $16.4 million for the three months ended March 31, 2002. In addition, as a percentage of total operating revenue, marketing and selling costs decreased to 10.5% for the three months ended March 31, 2003 from 12.9% for the three months ended March 31, 2002, as a result of a decrease in gross subscriber additions.

     General and administrative costs. For the three months ended March 31, 2003, Dobson Communications' general and administrative costs increased $0.5 million, or 2.9%, to $17.9 million from $17.4 million for the three months ended March 31, 2002. This increase was primarily the result of increased infrastructure costs, including customer service, billing, collections and administrative costs as a result of the overall growth of Dobson Communications' business. Dobson Communications' average monthly general and administrative costs per average subscriber decreased 6.4% to $8 for 2003 compared to $9 for 2002. This decrease in general and administrative costs per subscriber was primarily from efficiencies gained from further integration of acquired companies and increased economies of scale.

     Depreciation and amortization expense. For the three months ended March 31, 2003, Dobson Communications' depreciation and amortization expense increased $1.8 million, or 9.5%, to $21.1 million from $19.3 million for 2002. This increase is a result of additional depreciation on fixed assets acquired in 2002 and the first three months of 2003.

     Interest expense. For the three months ended March 31, 2003, Dobson Communications' interest expense decreased $4.0 million, or 14.0%, to $24.7 million from $28.7 million for the three months ended March 31, 2002. The decrease resulted primarily from the reduction of Dobson Communications' outstanding balance on Dobson Communications' credit facilities and decreased variable interest rates.

     Other income, net. For the three months ended March 31, 2003, Dobson Communications' other income increased by $0.8 million, or 69.0%, to $2.0 million from $1.2 million for the three months ended March 31, 2002 due to an increase in interest income.

     Minority interests in income of subsidiaries. For the three months ended March 31, 2003, Dobson Communications' minority interests in income of subsidiaries increased $0.2 million, or 14.4%, to $1.6 million from $1.4 million in 2002. This increase was attributable to the increased income earned from Dobson Communications' subsidiaries in established markets in which Dobson Communications does not own a 100% interest.

     Loss from investment in joint venture. For the three months ended March 31, 2002, Dobson Communications incurred a loss, net of income tax benefits before discontinued operations and cumulative effect of change in accounting principle, from Dobson Communications' American Cellular joint venture totaling $7.2 million. These losses represent Dobson Communications' proportionate loss in American Cellular.

     Discontinued operations. For the three months ended March 31, 2003, Dobson Communications had income from discontinued operations of $3.6 million compared to $102.0 million in 2002. This represents the income from discontinued operations and the gain from the sale of the markets sold to Verizon Wireless during February 2002. Amounts in 2003 relate to the market swap with AT&T Wireless, while amounts in 2002 relate to both the market swap with AT&T Wireless and the markets sold to Verizon Wireless.

     Cumulative effect of change in accounting principle. For the three months ended March 31, 2002, Dobson Communications recognized a total impairment on Dobson Communications' wireless license acquisition costs of approximately $174.1 million, net of tax benefit, as a result of implementing SFAS No. 142, "Goodwill and Other Intangible Assets". Of this total, $33.3 million reflects Dobson Communications' impairment and $140.8 million reflects the impairment from Dobson Communications' 50% interest in American Cellular.

     Net Income (loss). For the three months ended March 31, 2003, Dobson Communications' net income was $15.0 million. Dobson Communications' net income increased $95.4 million, from a net loss of $80.4 million for the three months ended March 31, 2002. The increase in Dobson Communications' net income was primarily attributable to Dobson Communications' loss recognized in 2002 from the cumulative effect of change in accounting principle, offset by the gain from the sale of discontinued operations.

     Dividends on preferred stock. For the three months ended March 31, 2003, Dobson Communications' dividends on preferred stock decreased $2.5 million, or 10.7%, to $20.5 million from $23.0 million for the three months ended March 31, 2002. The decrease in dividends issued during the three months ended March 31, 2003, is a result of reductions in the number of shares of Dobson Communications' preferred stock outstanding due to redemptions of Dobson Communications' preferred stock in 2002 and 2003.

  YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

     Operating revenue. For the year ended December 31, 2002, Dobson Communications' total operating revenue increased $25.7 million, or 4.8%, to $561.9 million from $536.2 million for the comparable period in 2001. The following table sets forth the components of Dobson Communications' operating revenue for the periods indicated:

                                                        YEAR ENDED DECEMBER 31,
                                             ---------------------------------------------
                                                     2002                    2001
                                             ---------------------   ---------------------
                                              AMOUNT    PERCENTAGE    AMOUNT    PERCENTAGE
                                             --------   ----------   --------   ----------
                                                           ($ IN THOUSANDS)
Service revenue............................  $342,499      61.0%     $300,024      56.0%
Roaming revenue............................   201,211      35.8%      216,125      40.3%
Equipment and other revenue................    18,195       3.2%       20,020       3.7%
                                             --------     ------     --------     ------
  Total....................................  $561,905     100.0%     $536,169     100.0%
                                             ========     ======     ========     ======

     For the year ended December 31, 2002, Dobson Communications' service revenue increased $42.5 million, or 14.2%, to $342.5 million from $300.0 million for the year ended December 31, 2001. The increase in revenue was primarily attributable to increased market penetration and subscriber usage. Dobson Communications' subscriber base increased 10.3% to 708,600 at December 31, 2002 from 642,700 at December 31, 2001. Even though Dobson Communications has experienced increased competition and market pressure, Dobson Communications' average monthly service revenue per subscriber increased to $44 for the year ended December 31, 2002 compared to $43 for the year ended December 31, 2001, because Dobson Communications' average monthly service revenue per subscriber continues to be positively impacted by changes in the mix of digital and analog subscribers in Dobson Communications' subscriber base. On December 31, 2002, 87.6% of Dobson Communications' subscriber base was on digital rate plans compared to 74.3% at December 31, 2001. Dobson Communications' digital subscribers tend to use more minutes in a larger home area than its analog subscribers.

     For the year ended December 31, 2002, Dobson Communications' roaming revenue decreased $14.9 million, or 6.9%, to $201.2 million from $216.1 million for the year ended December 31, 2001. This decline in revenue was attributable to a 28.6% decline in Dobson Communications' roaming revenue per minute-of-use, partially offset by a 31.7% increase in roaming minutes in its markets. As previously described, both the increase in roaming minutes, along with the decline in Dobson Communications' roaming yield have resulted from roaming agreements Dobson Communications has entered into which encourage its roaming partners to send it additional traffic by offering them reduced roaming rates.

     For the year ended December 31, 2002, Dobson Communications' equipment and other revenue decreased $1.8 million, or 9.1%, to $18.2 million from $20.0 million for the year ended December 31, 2001 despite the fact that Dobson Communications' total gross subscriber additions have continued to increase. This decline in revenue is primarily due to the slow-down in the migration of existing subscribers from analog to digital service. Gross subscriber additions were 218,700 for the year ended December 31, 2002 compared to 230,400 for the year ended December 31, 2001, and the migration of subscribers from analog to digital service was 46,000 for the year ended December 31, 2002 compared to 58,300 for the year ended December 31, 2001.

     Cost of Service. For the year ended December 31, 2002, Dobson Communications' total cost of service decreased $0.7 million, or 0.5%, to $149.1 million from $149.8 million for the comparable period in 2001. The following table sets forth the components of Dobson Communications' cost of service for the periods indicated:

                                                        YEAR ENDED DECEMBER 31,
                                             ---------------------------------------------
                                                     2002                    2001
                                             ---------------------   ---------------------
                                              AMOUNT    PERCENTAGE    AMOUNT    PERCENTAGE
                                             --------   ----------   --------   ----------
                                                           ($ IN THOUSANDS)
Network costs..............................  $ 85,182      57.1%     $ 74,799      49.9%
Roaming costs..............................    63,887      42.9%       74,964      50.1%
                                             --------     ------     --------     ------
  Total cost of service....................  $149,069     100.0%     $149,763     100.0%
                                             ========     ======     ========     ======

     For the year ended December 31, 2002, Dobson Communications' network costs, which are the costs it incurs from operating its wireless network and providing service to its customers, increased $10.4 million, or 13.9%, to $85.2 million from $74.8 million for the comparable period in 2001. This increase was primarily the result of an increase in wholesale toll charges, due to increases in customer usage, and an increase in rent incurred from Dobson Communications' cell site leases as a result of the continued build-out of its network.

     For the year ended December 31, 2002, roaming costs decreased by $11.1 million, or 14.8%, to $63.9 million from $75.0 million compared to the same period in 2001. This decrease was the result of a 28.6% decline in rates charged by those providers resulting from new lower rate agreements, offset by a 21.3% increase in the minutes used by Dobson Communications' customers on third-party wireless providers networks.

     Cost of equipment. For the year ended December 31, 2002, Dobson Communications' cost of equipment decreased $3.8 million, or 8.2%, to $42.1 million during 2002 from $45.9 million in 2001, primarily from a slow-down in the migration of existing subscribers from analog to digital service.

     Marketing and selling costs. For the year ended December 31, 2002, Dobson Communications' marketing and selling costs decreased $0.7 million, or 1.0%, to $67.6 million from $68.3 million for the year ended December 31, 2001. This decrease in Dobson Communications' marketing and selling costs was primarily the result of gross subscriber additions remaining fairly constant and the costs associated with sales compensation reducing slightly.

     General and administrative costs. For the year ended December 31, 2002, Dobson Communications' general and administrative costs increased $5.9 million, or 8.9%, to $72.4 million from $66.5 million for the year ended December 31, 2001. This increase was primarily the result of increased infrastructure costs, including customer service, billing, collections and administrative costs as a result of the overall growth of Dobson Communications' business. Dobson Communications' average monthly general and administrative costs per subscriber remained constant at $9 for 2002 and 2001.

     Depreciation and amortization expense. For the year ended December 31, 2002, Dobson Communications' depreciation and amortization expense decreased $85.4 million, or 51.6%, to $80.1 million from $165.5 million for 2001. This decline in expense is a result of implementing SFAS No. 142, "Goodwill and Other Intangible Assets", which required companies to stop amortizing existing goodwill and intangible assets with indefinite lives effective January 1, 2002. Under this new rule Dobson Communications treats its wireless license acquisition costs as indefinite life intangible assets. For the year ended December 31, 2001, the aggregate amount of amortization expense attributable to Dobson Communications' wireless license acquisition costs was $104.7 million.

     Interest expense. For the year ended December 31, 2002, Dobson Communications' interest expense decreased $22.6 million, or 16.7%, to $112.6 million from $135.2 million for the year ended December 31, 2001. This decline in expense resulted primarily from the reduction of Dobson Communications' outstanding balance on its credit facilities and lower variable interest rates.

     Other (expense) income, net. For the year ended December 31, 2002, Dobson Communications' other income decreased by $12.9 million to a loss of $1.7 million from $11.2 million for the year ended December 31, 2001 due to a decrease in interest income.

     Gain (loss) from extinguishment of debt. For the year ended December 31, 2002, Dobson Communications had a gain from extinguishment of debt of $1.4 million, net of tax expense, which resulted primarily from the repurchase of $11.5 million in principal amount of Dobson/Sygnet senior notes for the purchase price of $8.9 million.

     Minority interests in income of subsidiaries. For the year ended December 31, 2002, Dobson Communications' minority interests in income of subsidiaries increased $1.0 million, or 18.2%, to $6.5 million from $5.5 million in 2001. This increase was attributable to the increased income earned from Dobson Communications' subsidiaries in which it does not own a 100% interest.

     Loss from investment in joint venture. For the year ended December 31, 2002, Dobson Communications' loss from investment in joint venture increased $115.2 million, to $184.4 million, from $69.2 million for the year ended December 31, 2001. This increase is primarily from impairments of goodwill recognized by American Cellular.

     Income from discontinued operations. For the year ended December 31, 2002, Dobson Communications had income from discontinued operations of $17.4 million, net of income tax expense, compared to loss of $2.9 million, net of income tax expense, for the year ended December 31, 2001. This increase is primarily a result of a gain of $88.3 million from the sale of the markets to Verizon Wireless during February 2002.

     Income (loss) from discontinued operations from investment in joint venture. For the year ended December 31, 2002, Dobson Communications had loss from discontinued operations from investment in joint venture of $0.3 million compared to a loss from discontinued operations from investment in joint venture of $0.7 million for the year ended December 31, 2001. This increase in income is the result of a gain of $6.7 million from the sale of Tennessee 4 RSA to Verizon Wireless during February 2002.

     Cumulative effect of change in accounting principle. For the year ended December 31, 2002, Dobson Communications recognized a total impairment on its wireless license acquisition costs of $174.1 million, net of tax benefit, as a result of implementing SFAS No. 142, "Goodwill and Other Intangible Assets". Of this total, $33.3 million reflects Dobson Communications' impairment and $140.8 million reflects its share of the impairment from its 50% interest in American Cellular.

     Net loss. For the year ended December 31, 2002, Dobson Communications' net loss was $166.5 million. Dobson Communications' net loss increased $38.2 million, or 29.8%, from $128.3 million for the year ended December 31, 2001. The increase in Dobson Communications' net loss was primarily attributable to its cumulative effect of change in accounting principle and Dobson Communications' loss from investment in joint venture, offset by the gain from the sale of discontinued operations.

     Dividends on preferred stock. For the year ended December 31, 2002, Dobson Communications' dividends on preferred stock increased $8.2 million, or 9.4%, to $94.5 million from $86.3 million for the year ended December 31, 2001. This increase was primarily the result of accrued dividends related to Dobson Communications' issuance of 200,000 shares of Dobson Communications' Series AA preferred stock on February 8, 2001, and the additional dividends accumulating on Dobson Communications' 12.25% and 13% senior exchangeable preferred stock.

     Excess of carrying value over repurchase price of preferred stock. During 2002, Dobson Communications acquired shares of its 12.25% senior exchangeable preferred stock having a carrying value of $40.3 million and shares of its 13% senior exchangeable preferred stock having a carrying value of $68.7 million through repurchases, including dividends issued on the repurchased shares after the date of repurchase, for an aggregate purchase price of $38.7 million. This resulted in an excess of carrying value over the repurchase price totaling $70.3 million.

  YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

     Operating revenue. For the year ended December 31, 2001, Dobson Communications' total operating revenue increased $116.2 million, or 27.7%, to $536.2 million from $420.0 million for the comparable period in 2000. The following table sets forth the components of Dobson Communications' operating revenue for the periods indicated:

                                                        YEAR ENDED DECEMBER 31,
                                             ---------------------------------------------
                                                     2001                    2000
                                             ---------------------   ---------------------
                                              AMOUNT    PERCENTAGE    AMOUNT    PERCENTAGE
                                             --------   ----------   --------   ----------
                                                           ($ IN THOUSANDS)
Service revenue............................  $300,024      56.0%     $227,571      54.2%
Roaming revenue............................   216,125      40.3%      172,094      41.0%
Equipment and other revenue................    20,020       3.7%       20,360       4.8%
                                             --------     ------     --------     ------
  Total....................................  $536,169     100.0%     $420,025     100.0%
                                             ========     ======     ========     ======

     For the year ended December 31, 2001, Dobson Communications' service revenue increased $72.4 million, or 31.8%, to $300.0 million from $227.6 million for the year ended December 31, 2000. Of the increase, $14.3 million was attributable to markets acquired during 2000. The remaining increase of $58.1 million was primarily attributable to Dobson Communications' increased subscriber base and higher average monthly service revenue per subscriber. Dobson Communications' subscriber base increased 18.0% to 642,700 at December 31, 2001 from 544,800 at December 31, 2000. Even though Dobson Communications has experienced increased competition and market pressure, its average monthly service revenue per subscriber increased to $43 for the year ended December 31, 2001 compared to $42 for the year ended December 31, 2000, because Dobson Communications' average monthly service revenue per subscriber continues to be positively impacted by changes in the mix of digital and analog subscribers in its subscriber base. On December 31, 2001, 74.3% of Dobson Communications' subscriber base was on digital rate plans compared to 42.3% at December 31, 2000. Dobson Communications' digital subscribers tend to use more minutes in a larger home area than its analog subscribers.

     For the year ended December 31, 2001, Dobson Communications' roaming revenue increased $44.0 million, or 25.6%, to $216.1 million from $172.1 million for the year ended December 31, 2000. Of the increase, $16.3 million was attributable to markets acquired during 2000. The remaining increase of $27.7 million was attributable to a 51.8% increase in roaming minutes in Dobson Communications' existing markets due to expanded coverage areas and usage in these markets, offset by a 16.7% decline in Dobson Communications' roaming revenue per minute-of-use. As previously described, both the increase in roaming minutes, along with the decline in Dobson Communications' roaming yield have resulted from roaming agreements Dobson Communications has entered into which encourage its roaming partners to send Dobson Communications additional traffic by offering them reduced roaming rates.

     For the year ended December 31, 2001, Dobson Communications' equipment and other revenue decreased $0.4 million, or 1.7%, to $20.0 million from $20.4 million for the year ended December 31, 2000 due to increased discounts on sales of equipment as a result of market competition.

     Cost of Service. For the year ended December 31, 2001, Dobson Communications' total cost of service increased $49.1 million, or 48.7%, to $149.8 million from $100.7 million for the comparable period in 2000. The following table sets forth the components of its cost of service for the periods indicated:

                                                        YEAR ENDED DECEMBER 31,
                                             ---------------------------------------------
                                                     2001                    2000
                                             ---------------------   ---------------------
                                              AMOUNT    PERCENTAGE    AMOUNT    PERCENTAGE
                                             --------   ----------   --------   ----------
                                                           ($ IN THOUSANDS)
Network costs..............................  $ 74,799      49.9%     $ 50,733      50.4%
Roaming costs..............................    74,964      50.1%       49,949      49.6%
                                             --------     ------     --------     ------
  Total cost of service....................  $149,763     100.0%     $100,682     100.0%
                                             ========     ======     ========     ======

     For the year ended December 31, 2001, Dobson Communications' network costs, which are the costs it incurs from operating its wireless network and providing service to its customers, increased $24.1 million, or 47.4%, to $74.8 million from $50.7 million for the comparable period in 2000. Of this increase, $9.4 million was attributed to markets acquired during 2000. The remaining increase of $14.7 million was primarily the result of increases in network costs such as leased circuits, interconnection charges and wholesale toll charges, due to increased usage by Dobson Communications' subscribers, along with increases in rent incurred from its cell site leases as a result of the continued build-out of its network.

     For the year ended December 31, 2001, roaming costs increased by $25.1 million, or 50.1%, to $75.0 million from $49.9 million in the same period in 2000. This increase was the result of an 90.2% increase in the minutes used by Dobson Communications' customers on third-party wireless providers networks, offset by a 20.0% decline in rates charged by those providers resulting from new lower rate agreements.

     Cost of equipment. For the year ended December 31, 2001, Dobson Communications' cost of equipment increased $3.2 million, or 7.6%, to $45.9 million during 2001 from $42.7 million in 2000, primarily from an increase in the volume of equipment sold due to the growth in subscriber additions and the migration of subscribers from analog to digital service.

     Marketing and selling costs. For the year ended December 31, 2001, Dobson Communications' marketing and selling costs increased $7.8 million, or 12.8%, to $68.3 million from $60.5 million for the year ended December 31, 2000. This was a result of an increase in gross subscriber additions. Dobson Communications had 230,400 gross subscriber additions during the year ended December 31, 2001 compared to 194,200 gross subscriber additions during the year ended December 31, 2000, which is an increase of 18.6%. Gross subscriber additions do not include subscribers acquired through business acquisitions.

     General and administrative costs. For the year ended December 31, 2001, Dobson Communications' general and administrative costs increased $8.5 million, or 14.6%, to $66.5 million from $58.0 million for the year ended December 31, 2000. For the year ended December 31, 2001, general and administrative costs of $3.7 million were attributable to markets acquired in 2000. The remaining increase of $4.8 million was the result of increased infrastructure costs, including customer service, billing, collections and administrative costs as a result of the overall growth of Dobson Communications' business. Dobson Communications' average monthly general and administrative costs per subscriber decreased to $9 for 2001 compared to $10 for 2000. This decrease in general and administrative costs per subscriber was primarily from efficiencies gained from the integration of acquired companies.

     Depreciation and amortization expense. For the year ended December 31, 2001, Dobson Communications' depreciation and amortization expense increased $24.7 million, or 17.5%, to $165.5 million from $140.8 million for 2000. The increase is a result of additional depreciation on fixed assets acquired in 2001 and 2000 and intangible assets acquired in 2000.


     Interest expense. For the year ended December 31, 2001, Dobson Communications' interest expense increased $6.4 million, or 4.9%, to $135.2 million from $128.8 million for the year ended December 31, 2000. The increase resulted primarily from Dobson Communications' increased interest rates incurred as a result of the interest rate hedge on the credit facility of its wholly owned subsidiary, Dobson Operating Co., L.L.C., or DOC LLC.


     Other income, net. For the year ended December 31, 2001, Dobson Communications' other income, which includes interest income and income from partnerships, increased by $2.1 million to $11.2 million from $9.1 million for the year ended December 31, 2000.

     Gain (loss) from extinguishment of debt. For the year ended December 31, 2000, Dobson Communications incurred a loss from extinguishment of debt of $32.9 million. This loss was a result of a tender premium paid on the early redemption of its 11.75% senior notes and the write off of previously capitalized financing costs associated with the 11.75% senior notes and the previous DOC and DCOC credit facilities, which were refinanced in January 2000.

     Minority interests in income of subsidiaries. For the year ended December 31, 2001, Dobson Communications' minority interests in income of subsidiaries increased $1.6 million, or 41.4%, to $5.5 million from $3.9 million in 2000. This increase was attributable to the increased income earned from Dobson Communications' subsidiaries in which it does not own a 100% interest.

     Loss from investment in joint venture. For the year ended December 31, 2001, Dobson Communications incurred a loss, net of income tax benefits, from the American Cellular joint venture totaling $69.2 million compared to a net loss of $50.3 million for the year ended December 31, 2000. These losses represent Dobson Communications' proportionate loss in American Cellular.

     Income (loss) from discontinued operations. For the year ended December 31, 2001, Dobson Communications had loss from discontinued operations of $2.9 million, net of income tax expense, compared to a loss of $8.7 million, net of income tax benefit, for the year ended December 31, 2000. This decrease of $5.8 million in Dobson Communications' loss from discontinued operations is primarily due to an increase in operating income of $13.6 million, offset by an increase in interest expense of $2.3 million relating to the markets, which Dobson Communications sold to Verizon Wireless during February 2002 and the California markets exchanged to AT&T Wireless in June 2003.

     (Loss) income from discontinued operations from investment in joint venture. For the year ended December 31, 2001, Dobson Communications had a loss from discontinued operations from investment in joint venture of $0.7 million, compared to income of $0.7 million for the year ended December 31, 2000. This increase of $1.4 million in Dobson Communications' loss from discontinued operations from investment in joint venture reflects its 50% share of the increased losses from the Tennessee 4 RSA market, which was sold to Verizon Wireless on February 8, 2002.

     Net loss. For the year ended December 31, 2001, Dobson Communications' net loss was $128.3 million. Dobson Communications' net loss decreased $16.5 million, or 11.4%, from $144.8 million for the year ended December 31, 2000. The decrease in Dobson Communications' net loss was primarily attributable to an increase in operating income of $22.9 million, offset by an increase in interest expense of $6.4 million during 2001 and the extraordinary expense of $20.4 million for the year ended December 31, 2000.

     Dividends on preferred stock. For the year ended December 31, 2001, dividends on Dobson Communications' preferred stock decreased $40.4 million, or 31.9%, to $86.3 million from $126.7 million for the year ended December 31, 2000. This decrease was primarily the result of a $60.4 million dividend recognized upon the conversion of Dobson Communications' class D preferred stock into class E preferred stock and old class A common stock, which occurred in the first quarter of 2000, offset by dividends related to Dobson Communications' issuance of 200,000 shares of Dobson Communications' Series AA preferred stock on February 8, 2001.

LIQUIDITY AND CAPITAL RESOURCES

     Dobson Communications has required, and will likely continue to require, substantial capital to further develop, expand and upgrade its wireless systems and those Dobson Communications may acquire. Dobson Communications has financed its operations through cash flows from operating activities, bank debt and the sale of debt and equity securities.

  CASH FLOW ACTIVITIES

     At March 31, 2003, Dobson Communications had working capital of $145.6 million, a ratio of current assets to current liabilities of 1.8:1 and an unrestricted cash balance of $264.1 million, which compares to working capital of $173.7 million, a ratio of current assets to current liabilities of 1.9:1 and an unrestricted cash balance of $294.2 million at December 31, 2002.

     Dobson Communications' net cash provided by operating activities was $39.5 million for the three months ended March 31, 2003 compared to net cash used in operating activities of $5.3 million for the three months ended March 31, 2002. The increase was primarily due to an increase in Dobson Communications' income from continuing operations and changes in its current assets and liabilities.

     Dobson Communications' net cash provided by operating activities was $171.1 million for 2002 compared to $57.9 million for 2001 and $46.5 million for 2000. The increase of $113.2 million from 2001 to 2002 was primarily due to increases in operating income. The increase of $11.4 million from 2000 to 2001 was primarily due to an increase in operating income and decreases in operating cash flow from changes in current assets and liabilities.

     Dobson Communications' net cash used in investing activities totaled $12.8 million for the three months ended March 31, 2003, compared to net cash provided by investing activities of $319.6 million for the three months ended March 31, 2002. Net cash provided by investing activities in the three months ended March 31, 2002 includes the net proceeds from the sale of certain markets to Verizon Wireless for a total of approximately $349.7 million, less approximately $14.1 million reserved in escrow.

     Dobson Communications' net cash provided by investing activities was $361.8 million for the year ended December 31, 2002, while its net cash used in investing activities was $174.2 million for the year ended December 31, 2001 and $988.8 million for the year ended December 31, 2000. The net cash provided by investing activities for the year ended December 31, 2002 was primarily due to Dobson Communications' refund of deposits of $107.3 million for the eleven licenses in the FCC auction and net proceeds from the sale of certain markets to Verizon Wireless for a total of $349.7 million, less $14.1 million reserved in escrow. Dobson Communications' net cash used in investing activities for the year ended December 31, 2000 was higher compared to 2002 and 2001 due to the purchase of wireless licenses and properties for $368.7 million and investment in joint venture of $382.5 million. Dobson Communications' capital expenditures were $75.6 million for the year ended December 31, 2002, $86.9 million for the year ended December 31, 2001 and $109.3 million for the year ended December 31, 2000.

     Dobson Communications' net cash used in financing activities was $56.8 million for the three months ended March 31, 2003 compared to $318.7 million for the three months ended March 31, 2002. Financing activity sources for the three months ended March 31, 2003 include repayments of long-term debt totaling $18.0 million and the redemption of $36.6 million of preferred stock. For the three months ended March 31, 2002, net cash used in financing activities consisted of repayments of long-term debt totaling $511.7 million, offset by proceeds of long-term debt totaling $202.0 million.

     Dobson Communications' net cash used in financing activities was $400.0 million for the year ended December 31, 2002 compared to net cash provided by financing activities of $134.9 million for the year ended December 31, 2001 and $1.1 billion for the year ended December 31, 2000. Financing activity sources for the year ended December 31, 2002 consisted primarily of proceeds from long-term debt of $389.5 million, which was offset by repayments of long-term debt totaling $725.9 million, purchases of preferred stock of $38.7 million, purchases of common stock of $7.8 million and purchases of Dobson/Sygnet senior notes of $8.9 million. For the year ended December 31, 2001, net cash provided by financing activities was considerably higher compared to 2002, due to issuance of preferred stock of $200.0 million and proceeds of long-term debt of $630.0 million compared to only $389.5 million in 2002. In addition, for the year ended December 31, 2000, net cash provided by financing activities was considerably higher compared to 2001, due to proceeds from long-term debt of $1.5 billion and proceeds from Dobson Communications' equity offering of $546.4 million, which was offset by repayments of long-term debt of $920.6 million.

  CAPITAL RESOURCES

  Dobson Operating Co., L.L.C. Credit Facility

     On January 14, 2000, DOC LLC obtained an $800.0 million credit facility which was increased by $125.0 million to $925.0 million on May 1, 2000. Certain of Dobson Communications' subsidiaries and Dobson Communications have guaranteed this credit facility. The original proceeds from the $800.0 million credit facility were used primarily to:

     - consolidate the indebtedness of two of Dobson Communications' subsidiaries under a $160.0 million credit facility and a $250.0 million senior secured credit facility;

     - repurchase $159.7 million outstanding principal amount of Dobson Communications' 11.75% senior notes due 2007; and

     - pay the cash portion of the costs of certain of Dobson Communications' pending acquisitions.

     The increase of $125.0 million was used to fund the acquisition of Texas 9 RSA on May 1, 2000.

     At March 31, 2003, this credit facility included a $300.0 million revolving credit facility and $285.6 million remaining of term loan facilities consisting of a Term A Facility of $135.8 million, a Term B Facility of $80.9 million and an additional Term B Facility of $68.9 million. These loans begin to mature in

2007. As of March 31, 2003, Dobson Communications had $490.1 million outstanding under this credit facility and $95.5 million of additional borrowings available.

     Advances bear interest, at Dobson Communications' option, on a prime rate or LIBOR formula. The weighted average interest rate was 3.8% for the three months ended March 31, 2003. The weighted average interest rate was 4.3% for the twelve months ended December 31, 2002. Dobson Communications' obligations under the credit facility are secured by:

     - a pledge of Dobson Communications' ownership interest in DOC LLC;

     - stock and partnership interests of certain of DOC LLC's subsidiaries; and

     - liens on substantially all of the assets of DOC LLC and its restricted subsidiaries, including FCC licenses, but only to the extent such licenses can be pledged under applicable law.

     Dobson Communications is required to amortize the Term A Facility with quarterly principal payments of $5.0 million, which began on June 30, 2001, increasing over the term of the loan to quarterly principal payments of $25.0 million. Dobson Communications is required to amortize the Term B Facility with quarterly principal payments of $375,000 from March 31, 2000 through December 31, 2006 and with quarterly principal payments of $34.9 million during 2007. Dobson Communications began amortizing the additional $125.0 million portion of the Term B Facility with quarterly principal payments of $312,500 on June 30, 2000, and will continue through March 31, 2007. These quarterly principal payments on the additional Term B Facility will increase to $29.1 million from June 30, 2007 through March 31, 2008. Under certain circumstances, Dobson Communications is required to make prepayments of proceeds received from significant asset sales, new borrowings and sales of equity and a portion of excess cash flow. When Dobson Communications completed the February 2002 sale of four licenses to Verizon Wireless for a total purchase price of $348.0 million, Dobson Communications permanently prepaid $293.9 million towards this credit facility. In addition, Dobson Communications has the right to prepay the credit facility in whole or in part at any time. As of March 31, 2003, Dobson Communications had $490.1 million outstanding under the credit facility. During the year ended December 31, 2002, Dobson Communications' total scheduled principal payments were $14.3 million under this facility. In addition, during 2003, Dobson Communications will be required to make additional principal payments totaling $22.5 million.

     Dobson Communications' credit facility imposes a number of restrictive covenants that, among other things, limit its ability to incur additional indebtedness, create liens, make capital expenditures and pay dividends. In addition, Dobson Communications is required to maintain certain financial ratios with respect to the borrower and certain of its subsidiaries, including, but not limited to:

     - a ratio of senior indebtedness to operating cash flow of initially not more than 6.00 to 1 at March 31, 2003, decreasing over time to 5.00 to 1;

     - a ratio of operating cash flow to debt service requirements of not less than 1.50 to 1;

     - a ratio of operating cash flow to interest expense of not less than 2.00 to 1 at March 31, 2003, increasing over time to 2.25 to 1; and

     - a ratio of operating cash flow minus capital expenditures to the sum of debt service requirements and cash distributions of not less than 1.15 to 1.

     At March 31, 2003, Dobson Communication was in compliance with all required financial ratios and expects to continue to be in compliance throughout 2003.

     DOBSON/SYGNET SENIOR NOTES

     Dobson Communications' subsidiary, Dobson/Sygnet Communications Company, or Dobson/Sygnet, has outstanding $200.0 million aggregate principal amount of senior notes that mature in 2008. On September 30, 2002, Dobson Communications purchased $11.5 million principal amount of these senior notes for $8.9 million. Therefore, on a consolidated basis at December 31, 2002, the outstanding Dobson/Sygnet senior notes had an outstanding principal balance totaling $188.5 million and Dobson Communications recognized an extraordinary gain of $1.4 million after the write-off of related deferred financing costs and taxes. The Dobson/Sygnet notes bear interest at an annual rate of 12.25%, payable semi-annually on each June 15 and

December 15. The Dobson/Sygnet note indenture contains restrictive covenants that, among other things, limit the ability of Dobson/Sygnet and its subsidiaries to incur additional indebtedness, create liens, pay dividends or make distributions in respect of their capital stock, make investments or certain other restricted payments, sell assets, redeem capital stock, issue or sell stock of restricted subsidiaries, enter into transactions with stockholders or affiliates or effect a consolidation or merger.

     SYGNET WIRELESS CREDIT FACILITY

     Dobson Communications' indirect, wholly owned subsidiary, Sygnet Wireless, is a party to a secured credit agreement for an aggregate of $305.2 million, consisting of a $30.9 million revolving credit facility and $274.3 million of term loans. Interest on the revolving credit facility and the term loans is based on a prime rate or a LIBOR formula, and has ranged between 3.7% and 10.5% since inception. As of March 31, 2003, Dobson Communications' had $278.3 million outstanding under the Sygnet credit facility and had $26.9 million of availability under the Sygnet credit facility. As of March 31, 2003, there was $285.4 million outstanding under this facility and Dobson Communications had $30.0 million of additional borrowings available.

     The obligations under the Sygnet Wireless credit facility are secured by a pledge of the capital stock of Dobson/Sygnet's operating subsidiary as well as a lien on substantially all of the assets of Dobson/Sygnet and the assets of its operating subsidiary. The Sygnet Wireless credit facility requires that Dobson/Sygnet and Dobson Communications maintain certain financial ratios. The failure to maintain these ratios would constitute an event of default, notwithstanding Sygnet Wireless's ability to meet its debt service obligations. The Sygnet Wireless credit facility amortizes quarterly. The $30.9 million revolving credit facility terminates on September 23, 2006. The $274.3 million term loans terminate on December 23, 2007. The weighted average interest rate on the Dobson/Sygnet credit facility was 4.3% for the three months ended March 31, 2003. The weighted average interest rate on the credit facility was 5.0% for the twelve months ended December 31, 2002. During the twelve months ended December 31, 2002, Dobson/Sygnet's total scheduled principal payments were $14.3 million under this facility. In addition during 2003, Dobson/Sygnet will be required to make additional principal payments totaling $28.3 million.

     AMERICAN CELLULAR CREDIT FACILITY AND SENIOR SUBORDINATED NOTES

     On February 25, 2000, American Cellular obtained a $1.75 billion bank credit facility that included a $300.0 million revolving credit facility and $1.45 billion of term loans. American Cellular's credit facility was amended effective March 14, 2001, when American Cellular permanently repaid $200.0 million of the term loans. American Cellular used proceeds from the issuance of $450.0 million of its Senior Subordinated Notes due 2009, to reduce the credit facility to $1.55 billion. American Cellular's credit facility was further amended effective June 4, 2001, when American Cellular permanently repaid $201.3 million of the term notes under the credit facility with proceeds from the issuance of an additional $250.0 million of its Senior Subordinated Notes due 2009 and the credit facility was reduced to $1.34 billion. On September 27, 2001, American Cellular and its lenders agreed to a third amendment to the credit facility, which modified certain financial covenants. In addition to its financial covenants, American Cellular is required to make prepayments of proceeds received from significant asset sales, new borrowings and a portion of excess cash flow. When American Cellular completed the sale of Tennessee 4 RSA to Verizon Wireless for a total purchase price of $202.0 million during February 2002, it permanently reduced its credit facility by approximately $190.0 million. The maximum availability of American Cellular's credit facility is limited by restrictions, such as certain financial ratios. At March 31, 2003, American Cellular had $14.5 million in unrestricted cash and $38.5 million in restricted cash, of which $34.4 million of the restricted cash was in escrow to pay interest on the existing notes (which was paid on April 30, 2003). American Cellular's credit facility includes a financial covenant requiring that American Cellular not exceed a total debt leverage ratio of 7.50 to 1.00 in the first quarter of 2003. At June 30, 2002 and continuing to date, American Cellular has failed to comply with this covenant. Our senior lenders presently have the right, but not the obligation, to accelerate the repayment of the entire amount outstanding under the senior credit facility. To date, no such acceleration has occurred.

     As part of the Restructuring, American Cellular's bank credit facility will be paid in full and terminated.

     American Cellular has required, and will likely continue to require, substantial capital to further develop, expand and upgrade its wireless systems. American Cellular has budgeted approximately $60.0 million for American Cellular capital expenditures in 2003. American Cellular anticipates that its cash flow from operations, along with cash on hand, will be sufficient to meet its capital requirements through October 2003, at which time American Cellular will be required to make additional cash interest payments on its existing notes. Upon consummation of the Restructuring, American Cellular believes that the cash generated by its operations will be adequate to satisfy its expected capital expenditures, anticipated working capital requirements and debt service obligations for the foreseeable future. However, American Cellular cannot provide any assurances that it will successfully consummate the Restructuring.

     DOBSON COMMUNICATIONS

     On January 14, 2000, Dobson Communications repurchased $159.7 million principal amount of its outstanding $160.0 million aggregate principal amount of senior notes. The notes mature in April 2007 and accrue interest at an annual rate of 11.75%, payable semi-annually on each April 15 and October 15. Dobson Communications repurchased its outstanding senior notes with funds available under its credit facility described above.

     On June 15, 2000, Dobson Communications completed the private placement of $300.0 million principal amount of its 10.875% senior notes due 2010. The offering resulted in net proceeds totaling $290.2 million. Dobson Communications used $207.0 million of the proceeds to repay indebtedness under the revolving credit facility of Dobson Communications' subsidiary, DOC LLC, and will continue using the remaining balance for working capital and other general corporate purposes.

     On February 8, 2001, Dobson Communications issued 200,000 shares of its Series AA preferred stock to AT&T Wireless for aggregate cash proceeds of $200.0 million. Each share of Series AA preferred stock is entitled to cumulative annual dividends of 5.96% on the liquidation preference of $1,000 per share, subject to certain adjustments. Dividends accrue but are not payable until after February 2006. At March 31, 2003, Dobson Communications had 200,000 shares of Series AA preferred stock issued and outstanding. Dobson Communications' December 31, 2002, balance sheet included $23.0 million in accrued dividends payable related to this issue. Each share of Series AA preferred stock is mandatorily exchangeable for one share of Dobson Communications' Series A convertible preferred stock, par value $1.00 per share. Each share of Dobson Communications' Series A convertible preferred stock will be convertible into Dobson Communications class A common stock at a conversion price of $25.35 per share. On June 17, 2003, Dobson Communications completed the exchange of its two remaining wireless properties in California for two AT&T Wireless properties in Alaska. In addition, AT&T Wireless transferred to Dobson Communications all of Dobson Communications' Series AA preferred stock that it formerly held, and such shares, including the related accrued dividends, were cancelled. As a result of this exchange, the results of operations, assets and liabilities of the California properties are included as discontinued operations in Dobson Communications' financial statements.

     As of March 31, 2003, Dobson Communications had issued and outstanding 354,098 shares of its 12.25% senior preferred stock and 177,884 shares of its 13% senior preferred stock with aggregate liquidation values of $363.3 million and $181.7 million, respectively, including accrued stock dividends. As of December 31, 2002, Dobson Communications had outstanding 374,941 shares of 12.25% senior preferred stock with an aggregate liquidation value of $384.9 million, including accrued stock dividends, and 198,780 shares of its 13% senior preferred stock with an aggregate liquidation value of $203.2 million, including accrued stock dividends. Each certificate of designation for Dobson Communications senior preferred stock contains restrictive covenants, which may limit its ability to incur indebtedness in the future. During 2002, Dobson Communications acquired shares of its 12.25% senior exchangeable preferred stock having a carrying value of $40.3 million and shares of its 13% senior exchangeable preferred stock having a carrying value of $68.7 million through repurchases, including dividends issued on the repurchased shares after the date of repurchase, for an aggregate purchase price of $38.7 million. This repurchase resulted in an excess of carrying value over repurchase price of preferred stock totaling $70.3 million, thus, reducing Dobson Communications' net loss applicable to common stockholders. Subsequent to December 31, 2002, Dobson Communications repurchased $32.7 million carrying value of its 12.25% senior exchangeable preferred stock and $27.5 million carrying value of its 13% senior exchangeable preferred stock.

     Dobson Communications' principal stockholder, DCCLP, and certain of its affiliates, are parties to credit agreements with Bank of America, N.A. These credit agreements had an aggregate principal amount outstanding of approximately $320 million as of March 31, 2003, including fees and interest. To secure their obligations under these credit agreements, DCCLP and its affiliates individually pledged certain assets, which include beneficial ownership of securities representing controlling interests in DCCLP and in Dobson Communications. If the loans are not paid at maturity or if an event of default occurs under the loan agreements, and the lender elects to foreclose on the collateral, Dobson Communications could experience a change of control under the indenture governing its outstanding senior notes, the certificates of designation governing two series of its outstanding senior preferred stock, its bank credit facility, and under the indenture governing the outstanding senior notes of Dobson/Sygnet.

     On May 19, 2003, however, DCCLP closed on its agreement with Bank of America for the amendment and restructuring of DCCLP's loan. The agreement eliminates the change of control risk at Dobson Communications related to possible future default on the DCCLP loan. Under the new five-year loan agreement, the amount owed by DCCLP to Bank of America has been reduced to $60 million, with interest payable at Bank of America's prime interest rate. Under the terms of the agreement, DCCLP transferred 32.5 million shares of Dobson Communications class A common stock to Bank of America. Any future sale of these shares will be subject to a number of restrictions until May 2006.

     After the transfer to Bank of America, DCCLP retained approximately 21.1 million shares of Dobson Communications common stock, including 19.1 million shares of class B common stock and 2.0 million shares of class A common stock. The 21.1 million retained shares represented approximately 67.1% of the voting power of all outstanding common stock of Dobson Communications, giving effect to all options that could be exercised within 60 days of June 20, 2003.

CAPITAL COMMITMENTS

     Dobson Communications had capital expenditures of $17.4 million for the three months ended March 31, 2003 and $75.4 million during 2002 and has budgeted approximately $95.0 million to $100.0 million for capital expenditures in 2003. The amount and timing of capital expenditures may vary depending on the rate at which Dobson Communications expands and develops its wireless systems, new regulatory requirements and whether Dobson Communications consummates additional acquisitions. On November 7, 2002, Dobson Communications' Board of Directors adopted a new stock repurchase plan, which authorized Dobson Communications to the repurchase up to 10 million shares of its outstanding class A common stock over the next twelve months. In addition to capital expenditures and its stock purchase plan, Dobson Communications may require additional financing for future acquisitions, to refinance its DOC LLC and Sygnet credit facilities and Sygnet senior notes at their final maturities, commencing in 2006, and to meet the mandatory redemption provisions on Dobson Communications senior preferred stock, commencing in 2008. Dobson Communications continually evaluates and intends to pursue favorable refinancing opportunities with respect to its indebtedness and preferred stock prior to their respective scheduled maturity and mandatory redemption dates. This may include refinancing of Dobson Communications' existing indebtedness and preferred stock with additional indebtedness. Sources of additional financing may include commercial bank borrowings, vendor financing and the sale of debt securities, which would increase the total amount of indebtedness ranking senior to the senior preferred stock. In addition, Dobson Communications may sell equity securities from time to time in order to refinance its debt and other obligations. Dobson Communications cannot assure you that any such financing will be available on acceptable terms or at all.

     Dobson Communications is obligated under an agreement to purchase approximately $100.5 million of cell site and switching equipment from Nortel Networks Corp. prior to July 15, 2005. Approximately $27.1 million of the commitment remained outstanding at March 31, 2003. If Dobson Communications fails to fully meet this commitment by July 15, 2005, Dobson Communications could be forced to pay a penalty of up to 20% of the unfulfilled commitment. Dobson Communications expects to substantially fulfill its purchase commitment under this agreement prior to its scheduled completion date. Dobson Communications has and will continue to finance its purchases made under this commitment using cash flows from operations or funds available under its credit facilities.

     The table below sets forth all of Dobson Communications' contractual cash obligations as of December 31, 2002, which are obligations during the following years.

                                            2003     2004-2005   2006-2007   2008 AND AFTER
                                           -------   ---------   ---------   --------------
                                                           ($ IN THOUSANDS)
CONTRACTUAL CASH OBLIGATIONS
Long-term debt...........................  $50,704   $185,436    $533,341      $  503,659
Operating leases.........................   21,565     36,109      28,615          53,089
Capital leases...........................    1,478      1,221          --              --
Senior exchangeable preferred stock......       --         --          --         573,721
Series AA preferred stock................       --         --          --         200,000
Purchase obligations.....................       --     39,500          --              --
                                           -------   --------    --------      ----------
  Total contractual cash obligations.....  $73,747   $262,266    $561,956      $1,330,469
                                           =======   ========    ========      ==========

     In addition to the above cash obligations, Dobson Communications is required to pay cash dividends on its senior exchangeable preferred stock. Based on the shares outstanding as of December 31, 2002, Dobson Communications' cash dividends would total $35.5 million during 2003, $63.0 million during 2004, $78.6 million annually during 2005, 2006 and 2007, $43.1 million in 2008 and $15.7 million in 2009.

     In addition, Dobson Communications is required to pay cash interest payments on its 10.875% senior notes due 2010 and its subsidiary, Dobson/Sygnet, is required to pay cash interest payments on its 12.25% senior notes due 2008. Cash obligations on Dobson Communications' 10.875% senior notes will total $32.6 million annually through maturity in 2010. Cash obligations on Dobson/Sygnet's 12.25% senior notes will total $24.5 million annually through maturity in 2008.

     Although Dobson Communications cannot provide any assurance, assuming successful implementation of its strategy, including the further development of its wireless systems and significant and sustained growth in its cash flows, Dobson Communications believes that borrowings available under its DOC LLC and Sygnet credit facilities, cash flows from operations and cash on hand will be sufficient to satisfy Dobson Communications' currently expected capital expenditures, working capital, preferred stock dividends and debt service obligations for the foreseeable future. The actual amount and timing of Dobson Communications' future capital requirements may differ materially from its estimates as a result of, among other things, the demand for its services and regulatory, technological and competitive developments.

EFFECT OF RESTRUCTURING

     As a result of the consummation of the Restructuring, American Cellular will become a wholly owned subsidiary of Dobson Communications. American Cellular's bank credit facility will be paid in full and terminated, and the existing notes (excluding, in the case of an out-of-court Restructuring, untendered existing notes) will have been exchanged for the Exchange Consideration. American Cellular will have no indebtedness other than the New Senior Notes (and in the case of an out-of-court Restructuring, any untendered existing notes). American Cellular expects to seek a bank revolving credit facility. There can be no assurance it will be able to obtain one on acceptable terms. Dobson Communications believes that the cash generated by American Cellular's operations, together with the proceeds of such facility, if any, would be adequate to service the New Senior Notes and meet American Cellular's cash needs. Dobson Communications will have the same sources of capital as described above.

     Because the New Senior Notes will not be guaranteed by Dobson Communications or any of its subsidiaries other than American Cellular and its subsidiaries, and because American Cellular and its subsidiaries will not be guarantors of Dobson Communications indebtedness, there will be restrictions on the ability of Dobson Communications to contribute cash to American Cellular for working capital needs, and conversely, to extract cash from American Cellular, either as dividends or borrowings. As a result, despite American Cellular's status as a consolidated subsidiary, it is anticipated that each of American Cellular and its subsidiaries, on the one hand, and Dobson Communications and its subsidiaries other than American Cellular, on the other hand, will need to have and maintain their own sources of capital.

EFFECT OF NEW ACCOUNTING STANDARDS

     In July 2001, the Financial Accounting Standards Board, or FASB, issued SFAS No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." These standards prohibit the application of the pooling-of-interests method of accounting for business combinations effective June 30, 2001 and require companies to cease the amortization of existing goodwill and intangible assets with indefinite lives effective January 1, 2002. As a result of the adoption of SFAS No. 142, and as discussed above, Dobson Communications reassessed the useful lives of its intangible assets. During the years ended December 31, 2001 and 2000, Dobson Communications recorded $57.1 million and $50.9 million of amortization expense, net of income tax benefit, related to its wireless license acquisition costs. Without this amortization and before considering American Cellular's impact of this change, Dobson Communications' 2001 and 2000 operating results would have been:

                                                                 2001         2000
                                                              ----------   ----------
                                                              ($ IN THOUSANDS EXCEPT
                                                                  PER SHARE DATA)
Net loss....................................................  $ (71,185)   $ (93,931)
Net loss applicable to common stockholders..................   (157,510)    (220,617)
Net loss applicable to common stockholders per common
  share.....................................................  $   (1.68)   $   (2.47)

     In addition, during the years ended December 31, 2001 and 2000, American Cellular recorded $58.3 million and $50.3 million of amortization expense related to its goodwill and $34.5 million and $28.7 million of amortization expense, net of income tax benefit, related to its wireless license acquisition costs. Without this amortization, American Cellular's 2001 and 2000 operating results would have been:

                                                                 2001         2000
                                                              ----------   ----------
                                                              ($ IN THOUSANDS EXCEPT
                                                                  PER SHARE DATA)
Net loss....................................................  $ (44,858)   $ (20,236)
Net loss applicable to common stockholder...................    (46,997)     (20,236)
Net loss applicable to common stockholder per common
  share.....................................................  $(469,966)   $(202,361)

     In July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement provides accounting and reporting standards for costs associated with the retirement of long-lived assets. It requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. Dobson Communications does not expect the adoption of SFAS No. 143 to have a material effect on its financial condition or operations. Dobson Communications will be required to implement this standard effective January 1, 2003.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement replaces SFAS No.
121. However, it maintains the fundamental provisions of SFAS No. 121 for recognition and measurement of the impairment of long-lived assets to be held and used and for measurement of long-lived assets to be disposed of by sale. This statement applies to all long-lived assets, including discontinued operations, and replaces the provisions of Accounting Principles Board, or APB, Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business," for the disposal of segments of a business. This statement requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell. During the fourth quarter of 2001, Dobson Communications entered into definitive agreements to sell five markets, one of which is owned by American Cellular. With these agreements, Dobson Communications elected to early adopt this standard during the fourth quarter of 2001, effective January 1, 2001, to properly reflect the operations, assets and liabilities of these markets as discontinued operations in Dobson Communications' consolidated financial statements.

     In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 will be effective for fiscal years beginning after May 15, 2002, and upon adoption, companies had to reclassify extraordinary losses and gains on extinguishment of debt to results from continuing operations. Therefore, upon implementing this standard on January 1, 2003, Dobson Communications reclassified its extraordinary gain (loss) from debt extinguishments as, "Gain (loss) from extinguishment of debt," included in its loss from continuing operations.

     In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. Dobson Communications does not expect the adoption of SFAS No. 146 to have a material effect on its financial condition or results of operations.

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure." This statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," by requiring prominent disclosures in both annual and interim financial statements and provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The disclosure provisions, will be effective for fiscal years ending after December 15, 2002, while the amendments offering alternative methods of accounting for stock-based compensation will be effective for fiscal years beginning after December 31, 2003. Dobson Communications implemented the disclosure provisions as of December 31, 2002, but has not yet determined what effect the remaining requirements of this new accounting standard may have on its financial condition or results of operations.

     The FASB's Emerging Issues Task Force issued "EITF 00-21: Accounting for Revenue Arrangements with Multiple Deliverables," to address certain revenue recognition issues. The guidance provided from EITF 00-21 addresses both the timing and classification in accounting for different earnings processes. Dobson Communications does not expect that the adoption of EITF 00-21 will have a material impact on its financial condition or results of operations.

     In May, 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity." This statement is effective for interim periods beginning after June 15, 2003, and will require that mandatorily redeemable preferred stock be classified as a liability and any related accretion of discount and accrual of dividends be charged to Dobson Communications' statement of operations. Currently, the charges related to the mandatorily redeemable preferred stock are not reflected in net income (loss), but are reflected in determining net income (loss) applicable to common stock. At December 31, 2002, the carrying value of Dobson Communications' mandatorily redeemable preferred stock that would have been reclassified as a liability was $558.3 million, and the related dividends that would have been reflected as interest expense was $82.3 million.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Dobson Communications' primary market risk relates to changes in interest rates. Market risk is the potential loss arising from adverse changes in market prices and rates, including interest rates. Dobson Communications does not enter into derivatives or other financial instruments for trading or speculative purposes. The objective of Dobson Communications' financial risk management is to minimize the negative impact of interest rate fluctuations on its earnings and equity. The counterparty is a major financial institution. As of March 31, 2003, Dobson Communications had interest rate hedges under various derivative contracts totaling $325.0 million on its $490.1 million DOC LLC credit facility. The terms of these agreements begin expiring from March 2002 through April 2003. For the three months ended March 31, 2003 and 2002, the interest expense related to the hedges was approximately $1.9 million and $3.9 million, respectively, due to the decline in current market interest rates. As of December 31, 2002, Dobson Communications had interest rate hedges under various derivative contracts totaling $135.0 million on its $501.0 million DOC LLC credit facility. The terms of these agreements expire in 2003. Prior to 2001, these amounts were immaterial since the interest rates from the hedges were consistent with current market interest rates. The interest expense related to the hedges was $14.0 million for the year ended December 31, 2002 and $7.7 million for the year ended December 31, 2001, due to the decline in current market interest rates.

     At December 31, 2002, Dobson Communications had long-term debt outstanding of $1.3 billion, of which, $786.4 million bears interest at floating rates. These rates averaged 4.5% for the twelve months ended December 31, 2002. A percentage point change in these interest rates would change Dobson Communications' cash interest payments on an annual basis by approximately $7.9 million.

     The fair market value of long-term fixed interest rate debt is subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates raise. Based on Dobson Communications' market risk sensitive instruments outstanding at March 31, 2003, Dobson Communications has determined that there was no material market risk exposure to its condensed consolidated financial position, results of operations or cash flows as of such date.